EXHIBIT 4.1(e) - AMENDMENT TO THE
          PAYCHEX, INC. INCENTIVE RETIREMENT PLAN
                  EFFECTIVE:   JULY 1, 1998


      WHEREAS, Paychex, Inc. (the "Employer") adopted the Paychex, Inc. 401(k) Incentive Retirement Plan on July 1, 1984 (the "Plan"); and

      WHEREAS, the Employer has the right to amend said Plan under Section
13.02 thereof; and

      WHEREAS, the Employer desires to amend the Plan and to reduce such amendment to writing as required by Section 13.02 thereof; and

      WHEREAS, because this amendment affects the rights, duties and responsibilities of the Retirement Plan Committee, the Retirement Plan Committee appears herein to consent to the amendment as required by Section
13.02 of the Plan.

     NOW, THEREFORE, in consideration of the mutual agreement of the parties, the Plan is hereby amended, effective July 1998, as follows:

     Section 3.01(k) of the Plan's Adoption Agreement is hereby amended to read as follows:

     [X] (k) Salary Reduction Agreements. The following rules and restrictions apply to an Employee's salary reduction agreement:
           (Make a selection under (1), (2), (3) and (4))

               (1) Limitation on amount. The Employee's salary reduction contributions: (Choose (i) or at least one of (ii) or (iii))

               [ ] (i) No maximum limitation other than as provided in the Plan.

               [X] (ii) May not exceed 15% of Compensation for the Plan Year, subject to the annual additions limitation described in Part 2 of Article III and the 402(g) limitation described in Section 14.07 of the Plan.

               [X] (iii) Based on percentages of Compensation must equal at least 2%.

               (2) An Employee may revoke, on a prospective basis, a salary reduction agreement: (Choose (I), (ii), (iii) or (iv))

               [ ] (i) Once during any Plan Year but not later than_________ of the Plan Year.

               [ ]   (ii) As of any Plan Entry Date.

               [ ]   (iii) As of the first day of any month.

               [X] (iv) (Specify, but must be at least once per Plan Year) a.) As of the first day of each month.
                     b.) Terminated employees are deemed to have revoked their agreement as of their date of termination.

               (3) An Employee who revokes his salary reduction agreement may file a new salary reduction agreement with an effective date: (Choose (I), (ii), (iii) or (iv))

               [ ]   (i) No earlier than the first day of the next Plan Year.

               [ ]   (ii) As of any subsequent Plan Entry Date.

               [X] (iii) As of the first day of any month subsequent to the month in which he/she revoked an Agreement.

               [ ] (iv) (Specify, but must be at least once per Plan Year following the Plan Year of revocation) __________.

               (4) A Participant may increase or may decrease, on a prospective basis, his salary reduction percentage or dollar amount: (Choose (I), (ii), (iii) or (iv))

               [ ]   (i) As of the beginning of each payroll period.

               [ ]   (ii) As of the first day of each month.

               [ ]   (iii) As of Plan Entry Date.

               [X] (iv) (Specify, but must be at least once per Plan Year following the Plan Year of revocation) _________.

This amendment shall be effective as of the date set forth above.

                                   Paychex, Inc.



        /S/ JOHN M. MORPHY
     BY:______________________________________

            VICE PRESIDENT, CHIEF FINANCIAL
            OFFICER
     Title:___________________________________


RETIREMENT PLAN COMMITTEE